Exhibit 99.1

CYTYC CORPORATION ANNOUNCES ARBITRATION PANEL DECISION IN

ROYALTY DISPUTE WITH DEKA PRODUCTS LIMITED PARTNERSHIP

Marlborough, Mass., March 14, 2005 – Cytyc Corporation (Nasdaq: CYTC), a leading women’s health company, announced today that an arbitration panel issued a partial final award regarding the payment of royalties pursuant to a 1993 licensing agreement relating to its ThinPrep® Pap Test products. This partial final award established the products upon which a royalty of one percent is due, but reserved decision on the exact amount of the final award of past royalties until both parties have submitted royalty calculations to the panel.

In a dispute with DEKA Products Limited Partnership (“DEKA”), which was subject to binding arbitration, Cytyc contended that the terms of the license required payment of a one percent royalty only on the filter component used to prepare the ThinPrep Pap Test. The arbitration panel determined that the license agreement required Cytyc to pay a one percent royalty on the entire multi-component ThinPrep Pap Test kit retroactive from November 17, 2000 to December 31, 2004. The panel, however, dismissed all other claims against Cytyc.

The exact amount of the final award for past royalties will be determined by the panel in the next several weeks. Cytyc will take a pretax charge against first quarter earnings of approximately $8.0 million, or $0.04 per share.

“We believe that this charge, along with existing reserves for this matter, will be sufficient for our estimate of the final award amount payable to DEKA for all past royalties and other costs, if any. Based on the $0.04 impact of this charge, we are reducing earnings per share guidance for the first quarter of 2005 to be in the range of $0.17 to $0.18 and are thus reducing full year 2005 earnings per share guidance to be in the range of $0.89 to $0.96. Exclusive of this first quarter charge, we expect the one percent royalty on all future sales of ThinPrep Pap Test disposables to be paid by Cytyc as a result of this award will not be material to our subsequent quarterly financial results,” said Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer.

Mr. Sullivan concluded, “We are disappointed by the panel’s finding and continue to believe that DEKA has been paid all royalties due under the terms of the license, as originally intended by the parties when the agreement was signed in 1993.”

Cytyc Corporation is a leading women’s health company that designs, develops, manufactures, and markets innovative and clinically effective products. Cytyc products cover a range of women’s health applications, including cervical cancer screening, breast cancer risk assessment, treatment of excessive menstrual bleeding, and treatment of breast cancer.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc and ThinPrep are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts and product acceptance, management of growth and product diversification, entry into new market segments, risks associated with litigation and the determination of the amount of the final award for the DEKA Products Limited Partnership arbitration, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2004 Annual Report on Form 10-K filed with the Commission. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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